Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: October 17, 2018

Sealed Air Provides Preliminary Third Quarter Results and Updates Outlook for Full Year 2018

CHARLOTTE, N.C., October 17, 2018 – Sealed Air Corporation (NYSE: SEE) today provided preliminary third quarter results and revised full year 2018 guidance.
Preliminary third quarter 2018 net earnings from continuing operations is expected to be in the range of $73 million to $78 million. Earnings per diluted share is expected to be in the range of $0.46 to $0.49 and adjusted earnings per diluted share is expected to be in the range of $0.60 to $0.61.
Net Sales are expected to be approximately $1.2 billion, an increase of 5% as reported year-over-year. Excluding $39 million of unfavorable currency, Net Sales are expected to increase approximately 8%, reflecting the Company's global market leadership across the specialty fresh food and e-Commerce markets. This growth was attributable to favorable pricing, a slight increase in volumes, and $44 million in acquisitions. Preliminary Adjusted EBITDA is expected to be approximately $219 million, slightly higher than $217 million in the same period of 2017. Currency had an unfavorable impact of $7 million on Adjusted EBITDA in the third quarter 2018.
"Our third quarter profitability was adversely affected by currency headwinds and higher than expected raw material and freight costs. More specifically to Product Care, we experienced higher absorption costs due to lower global volumes in our utility business, which accounts for 30% of the division's sales," said Ted Doheny, Sealed Air’s President and CEO. "We see a clear opportunity to improve our profitability and Free Cash Flow in 2019 by accelerating improvements in our manufacturing processes, overall business productivity and time to market of our innovative solutions."
Based on preliminary third quarter results and expectations heading into year-end, the Company revised its outlook for the full year 2018.
Full year Net Sales are expected to be approximately $4.7 billion, or 5% growth as reported and 6% growth in constant dollars. The Company expects unfavorable currency, higher input costs and softness in the Product Care utility business to continue in the fourth quarter. As a result, Adjusted EPS is expected to be in the range of $2.40 to $2.45 for full year 2018, an increase of approximately 35% compared to the prior year. The Company previously provided guidance for Adjusted EPS in the range of $2.45 to $2.55. Adjusted EBITDA for the full year is expected to be approximately $870 to $880 million, an increase of approximately 5% compared to the prior year. Previously, the Company provided guidance of $890 to $910 million. Currency is expected to have a negative impact on full year 2018 Net Sales and Adjusted EBITDA of $40 million and $10 million, respectively. This compares to the previous forecast for currency headwinds of $20 million on Net Sales and $5 million on Adjusted EBITDA.
For Free Cash Flow, Sealed Air expects approximately $350 million, reflecting lower than anticipated Adjusted EBITDA and the impact of transition tax. Cash tax payments are expected to be approximately $165 million, including additional transition tax impact of $32 million in the third quarter, as compared to the Company’s previous estimate of $145 million.
The Company will release its third quarter 2018 results at approximately 7:00 a.m. (ET) on Thursday, November 1, 2018. Following the earnings release, the Company will discuss third quarter 2018 results and provide a more detailed review on full year 2018 on its quarterly conference call at 10:00 a.m. (ET). The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (855) 472-5411 (domestic) or (330) 863-3389 (international) and use the participant code 4695619. Telephonic replay of the webcast will be available starting at 1:00 p.m. (ET) on Thursday, November 1, 2018 and end on Saturday, December 1, 2018 at 12:00 p.m. (ET). To listen to the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the confirmation code 4695619.
Business
Sealed Air Corporation is a knowledge-based company focused on packaging solutions that help our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions and Bubble Wrap® brand cushioning, enable a safer and less wasteful food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.5 billion in sales in 2017 and has approximately 15,000 employees who serve customers in 122 countries. To learn more, visit www.sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of specified items (“Special Items”), such as restructuring charges, charges related to the sale of Diversey, special tax items (“Tax Special Items”) and certain other infrequent or one-time items, net sales on a “constant dollar” basis, Cash Flow from Continuing Operations excluding capital expenditures ("Free Cash Flow"), as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of Non-U.S. GAAP Financial Measures”. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2017 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Non-U.S. GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2018
(In millions, except per share data)	Low	High
U.S. GAAP Net earnings from continuing operations	$73	$78
Interest expense, net	45	45
Income tax provision	34	32
Depreciation and amortization	41	41
Special Items:
Pre-tax impact of Special Items(2)	25	23
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$218	$219

U.S. GAAP Income tax provision from continuing operations	$34	$32
Tax Impact of Special Items	3	4
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$37	$36

U.S. GAAP Net earnings from continuing operations	$73	$78
Total Special Items impact	22	19
Non-U.S. GAAP adjusted net earnings from continuing operations	$95	$97

U.S. GAAP Net earnings from continuing operations per share - Diluted	$0.46	$0.49
Non-U.S. GAAP Adjusted net earnings from continuing operations per share - Diluted	$0.60	$0.61
Weighted average number of common shares outstanding - Diluted	158.0	158.0

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Pre-tax Special Items primarily include items related to restructuring and charges related to the sale of Diversey.